Exhibit 99.1

CEVA, Inc. Announces First Quarter 2022 Financial Results

●	Record total revenue of $34.4 million, up 35% year-over-year
●	Record high licensing, NRE and related revenue contribution of $22.4 million, up 56% year-over-year
●

GAAP operating income $0.5 million and Non-GAAP operating income of $5.5 million, compared to GAAP operating loss of $1.3 million and Non-GAAP operating income of $2.7 million for the first quarter of 2021

Rockville, MD, May 10, 2022 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies and integrated IP solutions, today announced its financial results for the first quarter ended March 31, 2022.

Total revenue for the first quarter of 2022 was $34.4 million, a record high and a 35% increase compared to the first quarter of 2021. First quarter 2022 licensing, non-recurring engineering (NRE) and related revenue was $22.4 million, an increase of 56% when compared to $14.4 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2022 was $12 million, an increase of 9% when compared to $11 million reported for the first quarter of 2021.

During the quarter, fourteen IP license and NRE agreements were concluded, targeting a wide variety of smart and connected markets, including smartphones, smart home, PCs, ADAS, and 5G Low Earth Orbit (LEO) satellite communication. Three agreements were with first-time customers. Geographically, five of the deals signed were in China, four in the U.S., three in APAC, and two in Europe.

Gideon Wertheizer, CEO of CEVA, stated: “Our strong first quarter results and performance affirms our dominance in the ubiquitous wireless IP space and is the result of our excellence in execution and market reach. Our leading portfolio of wireless and Edge AI technologies provide huge market opportunities to scale our business, as illustrated by our record licensing, NRE and related revenue that grew 56% year-over-year. Our strong fundamentals are also evident through the progress of our royalty business that, despite the China COVID lockdowns which affected many of our customers, reached a new record of 531 million CEVA-powered unit shipments, including share gains in the smartphone space.”

GAAP operating income for the first quarter was $0.5 million, as compared to a GAAP operating loss of $1.3 million for the same period in 2021. GAAP net loss for the first quarter of 2022 was $1.7 million, as compared to a GAAP net loss of $3.6 million reported for the same period in 2021. GAAP diluted loss per share for the first quarter of 2022 was $0.07, as compared to a GAAP diluted loss per share of $0.16 for the same period in 2021.

Non-GAAP operating income for the first quarter of 2022 more than doubled to $5.5 million from $2.6 million reported for the first quarter of 2021. Non-GAAP net income and diluted earnings per share for the first quarter of 2022 are $4.2 million and $0.18, respectively, compared with $0.3 million and $0.01 reported for the first quarter of 2021.

Non-GAAP operating income for the first quarter of 2022 excluded: (a) equity-based compensation expenses of $3.4 million, (b) the impact of the amortization of acquired intangibles of $1.3 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies and (c) $0.3 million of costs associated with the Intrinsix acquisition. Non-GAAP operating income for the first quarter of 2021 excluded: (a) equity-based compensation expenses of $3.2 million and (b) the impact of the amortization of acquired intangibles of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

Non-GAAP net income and diluted earnings per share for the first quarter of 2022 excluded: (a) equity-based compensation expenses of $3.4 million, (b) the impact of the amortization of acquired intangibles of $1.3 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, (c) $0.3 million of costs associated with the Intrinsix acquisition and (d) $0.9 million loss, net of taxes, associated with the remeasurement of marketable equity securities. Non-GAAP net income and diluted earnings per share for the first quarter of 2021 excluded: (a) equity-based compensation expenses of $3.2 million and (b) the impact of the amortization of acquired intangibles in the amount of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We are pleased with our strong financial performance in the first quarter, which produced record total revenue of $34.4 million and non-GAAP operating income more than doubled year-over-year to $5.5 million, boosted by operating efficiency initiatives. At the end of the quarter, our cash and cash equivalent balances, marketable securities and bank deposits were approximately $162 million.”

CEVA Conference Call

On May 10, 2022, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://app.webinar.net/Jz4NXQP1d0o. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 8707737) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 17, 2022. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about market opportunities to scale CEVA’s business provided by CEVA’s wireless and Edge AI technologies. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our continued success in penetrating new markets and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies and integrated IP solutions for a smarter, safer, connected world. We provide Digital Signal Processors, AI engines, wireless platforms, cryptography cores and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence. These technologies are offered in combination with our Intrinsix IP integration services, helping our customers address their most complex and time-critical integrated circuit design projects. Leveraging our technologies and chip design skills, many of the world’s leading semiconductors, system companies and OEMs create power-efficient, intelligent, secure and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial, aerospace & defense and IoT.

Our DSP-based solutions include platforms for 5G baseband processing in mobile, IoT and infrastructure, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low-power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions for markets including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For wireless IoT, our platforms for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6/6E (802.11n/ac/ax), Ultra-wideband (UWB) and NB-IoT are the most broadly licensed connectivity platforms in the industry.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended
	March 31,
	2022	2021
	Unaudited	Unaudited
Revenues:
Licensing, NRE and related revenues	$22,393	$14,397
Royalties	11,998	11,005

Total revenues	34,391	25,402

Cost of revenues	6,404	2,381

Gross profit	27,987	23,021

Operating expenses:
Research and development, net	20,210	17,593
Sales and marketing	2,923	3,302
General and administrative	3,636	2,880
Amortization of intangible assets	750	576

Total operating expenses	27,519	24,351

Operating income (loss)	468	(1,330)
Financial income , net	282	36
Remeasurement of marketable equity securities	(1,131)	—

Loss before taxes on income	(381)	(1,294)
Income tax expense	1,315	2,336

Net loss	$(1,696)	$(3,630)

Basic loss per share	$(0.07)	$(0.16)
Diluted loss per share	$(0.07)	$(0.16)
Weighted-average shares used to compute net loss per share (in thousands):
Basic	23,103	22,546
Diluted	23,103	22,546

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended
	March 31,
	2022	2021
	Unaudited	Unaudited
GAAP net loss	$(1,696)	$(3,630)
Equity-based compensation expense included in cost of revenues	339	143
Equity-based compensation expense included in research and development expenses	1,995	1,685
Equity-based compensation expense included in sales and marketing expenses	333	418

Equity-based compensation expense included in general and administrative expenses	722	952

Amortization of intangible assets, net of taxes, related to acquisition of Intrinsix in 2021 and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	1,282	686
Costs associated with the Intrinsix acquisition	326	—
Loss associated with the remeasurement of marketable equity securities, net of taxes.	871	—
NRE revenues associated with the purchase price allocation (PPA) related to Intrinsix acquisition	42	—
Non-GAAP net income	$4,214	$254

GAAP weighted-average number of Common Stock used in computation of diluted net loss and loss per share (in thousands)	23,103	22,546

Weighted-average number of shares related to outstanding stock-based awards (in thousands)	772	819

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	23,875	23,365

GAAP diluted loss per share	$(0.07)	$(0.16)
Equity-based compensation expense	$0.14	$0.14
Amortization of intangible assets, net of taxes, related to acquisition of Intrinsix in 2021 and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	$0.06	$0.03
Costs associated with the Intrinsix acquisition	$0.01	—
Loss associated with the remeasurement of marketable equity securities, net of taxes.	$0.04	—
Non-GAAP diluted earnings per share	$0.18	$0.01

	Three months ended
	March 31,
	2022	2021
	Unaudited	Unaudited
GAAP Operating Income (loss)	$468	$(1,330)
Equity-based compensation expense included in cost of revenues	339	143
Equity-based compensation expense included in research and development expenses	1,995	1,685
Equity-based compensation expense included in sales and marketing expenses	333	418
Equity-based compensation expense included in general and administrative expenses	722	952
Amortization of intangible assets related to acquisition of Intrinsix in 2021 and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	1,282	761
Costs associated with the Intrinsix acquisition	326	—
Purchase price allocation (PPA) for the Intrinsix acquisition	42	—
Total non-GAAP Operating Income	$5,507	$2,629

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31,	December 31,
	2022	2021 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$39,778	$33,153
Marketable securities and short-term bank deposits	122,597	121,708
Trade receivables, net	12,063	14,644
Unbilled receivables	11,445	12,805
Prepaid expenses and other current assets	11,421	6,670
Total current assets	197,304	188,980
Long-term assets:
Severance pay fund	10,011	10,175
Deferred tax assets, net	17,502	15,850
Property and equipment, net	7,842	6,765
Operating lease right-of-use assets	8,402	8,827
Investment in marketable equity securities	1,788	2,919
Goodwill	74,777	74,777
Intangible assets, net	13,440	14,607
Other long-term assets	3,974	5,759
Total assets	$335,040	$328,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$3,176	$1,464
Deferred revenues	8,731	8,661
Accrued expenses and other payables	25,731	22,041
Operating lease liabilities	3,149	3,274
Total current liabilities	40,787	35,440

Long-term liabilities:
Accrued severance pay	10,666	10,551
Operating lease liabilities	4,707	5,130
Other accrued liabilities	801	806
Total liabilities	56,961	51,927

Stockholders’ equity:
Common stock	23	23
Additional paid in-capital	235,563	235,386
Treasury stock	(8,828)	(13,790)
Accumulated other comprehensive loss	(2,438)	(372)
Retained earnings	53,759	55,485
Total stockholders’ equity	278,079	276,732
Total liabilities and stockholders’ equity	$335,040	$328,659

(*) Derived from audited financial statements